Exhibit 99.1

Molson Coors Reports Higher Net Sales and Underlying After-Tax Income for the Fourth Quarter and Full Year 2011

Fourth Quarter 2011 Financial Highlights

  Net income from continuing operations attributable to MCBC: $172.4 million, +54.9% ($0.95 per diluted share)(1)
  Underlying after-tax income(2): $176.0 million, +42.4% ($0.97 per diluted share)
  Net sales: $937.3 million, +12.2%
  Worldwide beer volume: 12.20 million hectoliters, +2.6%

Full Year 2011 Financial Highlights

  Net income from continuing operations attributable to MCBC: $674.0 million, +0.9% ($3.62 per diluted share)(3)
  Underlying after-tax income(2): $701.5 million, +5.2% ($3.76 per diluted share)
  Net sales: $3,515.7 million, +8.0%
  Worldwide beer volume: 48.36 million hectoliters, -0.7%

DENVER & MONTREAL--(BUSINESS WIRE)--February 16, 2012--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 12.2 percent higher net sales and a 42.4 percent increase in underlying after-tax income for the fourth quarter 2011, driven by positive pricing, the benefit of cost reduction initiatives and an additional week in the fourth quarter of fiscal 2011. Underlying earnings per share from continuing operations increased 47 percent to $0.97 per diluted share. Net income from continuing operations attributable to MCBC (a U.S. GAAP earnings measure) increased 54.9 percent.

Full-year income from continuing operations increased 0.9 percent to $674.0 million, while 2011 underlying after-tax income increased 5.2 percent to $701.5 million, or $3.76 per diluted share, due to positive pricing, cost reduction initiatives, foreign currency movements, and the additional week in fiscal 2011.

Molson Coors president and chief executive officer Peter Swinburn said, “The fourth quarter for Molson Coors was a positive finish to a challenging year, with underlying after-tax income up more than 42 percent, earnings per share up 47 percent, and net sales growth of 12 percent. The fourth quarter benefited from solid pricing, an additional week in our fiscal 2011 calendar, and cycling comparatively weak quarterly results the year before. For the full year, net sales increased 8 percent, and underlying earnings per share grew nearly 6 percent, driven by positive pricing, cost reduction initiatives, and favorable foreign currency movements, and an additional trading week.

“Despite some challenging market conditions, our focus continues to be on growing our business. Rather than waiting for the market to come to us, we’re building on the three pillars of our growth strategy, which are:

1. To grow profitably in our core businesses through brands and innovation;
2. To grow in new and emerging markets; and
3. When it meets our strict shareholder return criteria, to grow through M&A.

Our primary focus remains on the first of these pillars as we continue to invest in our key brands and fill our innovation pipeline in our core markets. We will increase our investment behind our brands to drive top-line growth and take advantage of changing consumer tastes and new market segments as they emerge. Our approach to global organic growth is based upon disciplined market development, strong strategic partnerships and sound investment in our brands. These growth strategies, paired with disciplined cash use and cost management, will drive profit, cash flow, and long-term value for our shareholders.”

53rd Week Impact

The 53rd week in our fiscal year 2011 (versus 52 weeks in 2010) increased worldwide sales volume by about 300,000 hectoliters and boosted pretax profit by an estimated $9 million in the fourth quarter and full year 2011. Excluding the 53rd week, worldwide volume declined 0.1 percent in the fourth quarter and 1.3 percent in the full year.

Stock Repurchase Program

On August 2, 2011, Molson Coors Brewing Company announced its Board of Directors had approved a new program authorizing the repurchase of up to $1.2 billion of the Company’s Class B Common shares (subsequently amended to also include Class A Common shares), with an expected program term of three years. In the fourth quarter 2011, the Company repurchased 1.2 million Class B Common shares for $50 million. Since the inception of the program, shares repurchased have totaled approximately 7.5 million for $321.1 million, which is approximately 27 percent of the total program authorization and just over 4 percent of outstanding Class B shares. Share repurchases increased underlying earnings per share by 4 cents in the fourth quarter and 4 cents in the full year 2011.

Cost Savings Highlights

In the fourth quarter, the Company delivered $20 million of Resources for Growth Two (RFG2) cost reductions. For the full year 2011, Molson Coors achieved $60 million of RFG2 cost savings.

MillerCoors achieved cost savings of $27 million in the fourth quarter and synergies and other cost savings of $111 million for full year 2011, bringing the total to $765 million in synergies and other costs savings since beginning operations on July 1, 2008. Molson Coors benefits from 42 percent of these cost savings.

Foreign Exchange

The Company’s fourth quarter results include the impact of unfavorable foreign currency movements, which decreased underlying pretax income by approximately $1 million. For the full year, foreign currency movements increased underlying pretax income by approximately $12 million.

Excise Taxes and Effective Income Tax Rates

In 2011, the Company paid beer excise taxes totaling nearly $2.2 billion to governments globally, including 42 percent of MillerCoors excise taxes.

The Company’s fourth quarter effective income tax rate was 5 percent on a reported basis and 7 percent on an underlying basis, driven by the favorable resolution of unrecognized tax positions in the fourth quarter. The Company’s full year 2011 effective tax rate was 13 percent on a reported basis and 14 percent on an underlying basis. The Company estimates that its underlying effective tax rate will be in the range of 17 percent to 21 percent for full year 2012, assuming no further changes in tax laws.

Debt

Total debt at the end of the fourth quarter was $1.96 billion, and cash and cash equivalents totaled $1.08 billion, resulting in net debt of $0.88 billion.

4th Quarter Business Segment Results

Following are the Company’s fourth quarter 2011 results by business segment:

Canada Business

Canada underlying pretax income increased 22.2 percent to $129.9 million in the quarter, driven by increased net pricing, marketing, general and administrative (MG&A) expense reductions, the addition of North American Breweries (NAB) contract brewing income this year, and the additional week in our fiscal 2011. The extra week in the fourth quarter added about 140,000 hectoliters to sales volume and increased Canada pre-tax profit by an estimated $12 million (USD). This benefit was slightly offset by the $2 million impact of a 1 percent year-over-year depreciation in the Canadian dollar versus the U.S. dollar.

Sales-to-retail (STRs) increased 7.1 percent in the fourth quarter largely due to the additional sales week in 2011. Excluding the extra week, comparable fourth quarter STRs increased 0.2 percent. Our Canada market share declined approximately one-half share point from a year ago.

Net sales per hectoliter increased nearly 4 percent in local currency, with more than a third of this driven by continued positive pricing, and the remainder due to the addition of NAB contract brewing sales this year.

Cost of goods sold (COGS) per hectoliter increased 6 percent in local currency, with about half of the increase due to the cost of brewing beer under our NAB contract and the remainder driven by higher distribution costs and input inflation. These factors were partially offset by RFG2 savings in the quarter.

Marketing general & administrative expense decreased 5 percent in local currency largely due to lower employee incentive compensation and other overhead expenses in the quarter.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income increased 27.2 percent to $85.5 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, increased 32.5 percent to $194.0 million, driven by higher pricing and results of cost savings initiatives, which more than offset the impact of lower volume and higher input inflation.

MillerCoors domestic STRs declined 3.3 percent on a trading-day adjusted basis. Domestic sales-to-wholesalers (STWs) declined 1.6 percent, with the variance to STRs driven by the quarterly timing of shipments last year.

Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 2.9 percent primarily due to front-line pricing. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased by 2.3 percent for the quarter. Third-party contract brewing volumes were up by 11.2 percent.

COGS per hectoliter increased 0.9 percent in the quarter driven by higher freight, packaging innovations, brand mix and commodity inflation. Increases in these areas were partially offset by continued cost savings.

MG&A costs decreased 3.7 percent for the quarter to $455.1 million.

Depreciation and amortization expenses for MillerCoors in the fourth quarter were $70.7 million, and additions to tangible and intangible assets totaled $130.5 million.

United Kingdom Business

U.K. underlying pretax income increased 29.4 percent to $34.8 million, due to overall higher volumes and lower pension cost, partly offset by lower net pricing and higher marketing investments. These results reflect minimal profit impact from a 1 percent depreciation of the British Pound versus the US Dollar and from the additional week in fiscal 2011.

U.K. STRs increased 16 percent reflecting a strong performance in both the on-premise and the off-premise channels, customer buy-in ahead of a January 2012 price increase, cycling poor U.K. weather in December 2010, and the 165,000 hectoliter impact of 2011 having an additional week. Excluding the impact of the 53rd week, STRs increased 9 percent. With overall industry volumes decreasing an estimated 1.4 percent from a year ago, this represented share growth for Molson Coors in both the on-premise and off-premise channels.

Net sales per hectoliter of owned brands decreased 1 percent in local currency, driven by 6 percent lower net pricing, largely offset by the mix benefit of adding the higher-priced Modelo brands. Net pricing in the quarter was impacted by increasingly competitive market dynamics and adverse customer and pack mix in the off-premise, partially offset by positive pricing in the on-premise.

Total COGS per hectoliter decreased 2 percent in local currency, driven by fixed-cost leverage from higher volumes and cost savings, partly offset by input inflation and the addition of the Modelo brands.

MG&A expenses increased nearly 2 percent in local currency, due to higher marketing investments and the impact of the 53rd week in 2011, partly offset by lower employee incentive and pension expense.

International Business

To help improve visibility into our International business, we began separating results of these operations from our Corporate expenses for the first time in the fourth quarter. The International segment posted an underlying pretax loss of $7.5 million in the fourth quarter. This $2.2 million improvement from a year ago was driven by increased sales of higher-margin brands this year.

International volume increased 51 percent due to the addition of the Modelo brands in Japan, along with growth of Carling in Europe and Coors Light in Latin America and China. Net sales per hectoliter increased 24 percent and cost of goods per hectoliter grew 16 percent, primarily due to sales mix improvement, including higher sales of Zima and Modelo brands in Japan and Carling in Europe. International MG&A expense increased 35 percent, driven by investments in our Ukraine, India, China, Spain and Russia businesses.

Corporate

Meanwhile, underlying Corporate expenses totaled $52.3 million pretax for the fourth quarter. This reduction of $3.9 million was primarily due to lower employee incentive compensation. The 53rd week in 2011 added approximately $3 million of interest and overhead expense in the fourth quarter.

Corporate other expense of $5.7 million was driven by a $6.7 million non-cash loss caused by a change in hedge designation, partially offset by a gain on the sale of non-core real estate, both of which have been excluded from underlying results in the quarter.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special and other non-core items resulted in an $8.6 million pretax charge, driven by a $6.7 million non-core, non-cash loss related to a change in hedge designation and a $1.6 million unrealized non-core mark-to-market loss on aluminum hedges in Corporate COGS.

MillerCoors did not report special charges in the fourth quarter.

2011 Fourth Quarter and Year-End Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2011 fourth quarter and full year results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 8, 2012. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal fourth quarter (14 weeks) ended December 31, 2011, compared to the fiscal fourth quarter (13 weeks) ended December 25, 2010.

(2) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, net income from continuing operations attributable to MCBC. To calculate underlying income in the fourth quarter and full year of 2011, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all annual comparative results are for the Company’s fiscal full year (53 weeks) ended December 31, 2011, compared to the fiscal full year (52 weeks) ended December 25, 2010.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 6).

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian and Carling. Molson Coors is listed on the 2011 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. The DJSI assesses how companies manage risks and seize opportunities across a wide range of economic, environmental and social dimensions. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 25, 2010, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2011 Fourth Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2011 4th Q	2010 4th Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	172.4	111.3
Per diluted share:	$0.95	$0.59
Add back/(less):
Pretax special items - net	1.2	(0.2)
Proportionate share of MillerCoors special items - net (1)	-	0.9
Loss related to Foster's total return swap (2)	-	9.3
Environmental litigation reserve(2)	0.1	(0.3)
Change in designation of cross currency swaps(2)	6.7	-
Gain on sale of non-core real estate(2)	(1.0)	-
Unrealized loss related to commodity swaps (3)	1.6	-
Tax effects related to special and other non-core items	(5.0)	2.6
Non-GAAP: Underlying after-tax income:	176.0	123.6
Per diluted share:	$0.97	$0.66
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold

Molson Coors Brewing Company
Table 2: 2011 Fourth Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business					Total
	Canada	U.S.	U.K.	MCI	Corporate	Consolidated
U.S. GAAP: 2011 4th Q Income (loss) from continuing operations before income taxes	$128.9	$85.5	$34.9	$(7.8)	$(59.7)	$181.8
Add back/(less):
Pretax special items - net	1.0	-	(0.1)	0.3	-	1.2
Environmental litigation reserve(1)	-	-	-	-	0.1	0.1
Change in designation of cross currency swaps(1)	-	-	-	-	6.7	6.7
Gain on sale of non-core real estate(1)	-	-	-	-	(1.0)	(1.0)
Unrealized loss related to commodity swaps (2)	-	-	-	-	1.6	1.6
Non-GAAP: 2011 4th Q underlying pretax income (loss)	$129.9	$85.5	$34.8	$(7.5)	$(52.3)	$190.4
Percent change 2011 4th Q vs. 2010 4th Q underlying pretax income (loss)	22.2%	27.2%	29.4%	22.7%	6.9%	41.6%
U.S. GAAP: 2010 4th Q Income (loss) from continuing operations before income taxes	$106.2	$66.3	$27.5	$(10.0)	$(65.2)	$124.8
Add back/(less):
Pretax special items - net	0.1	-	(0.6)	0.3	-	(0.2)
Proportionate share of MillerCoors pretax special items - net (3)	-	0.9	-	-	-	0.9
Loss related to Foster's total return swap (1)	-	-	-	-	9.3	9.3
Environmental litigation reserve(1)	-	-	-	-	(0.3)	(0.3)
Non-GAAP: 2010 4th Q underlying pretax income (loss)	$106.3	$67.2	$26.9	$(9.7)	$(56.2)	$134.5
Notes:
(1) Included in Other Income (Expense), net
(2) Included in Cost of Goods Sold
(3) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income

MillerCoors LLC
Table 3: 2011 Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

U.S. GAAP - Net income attributable to MillerCoors:	$194.0	$144.2	$1,003.8	$1,057.0
Add back: Special items, net	-	2.2	113.4	30.3
Less: Tax effect of adjustments to arrive at underlying after-tax income	-	-	(0.4)	(0.1)
Non-GAAP - Underlying net income:	$194.0	$146.4	$1,116.8	$1,087.2

Molson Coors Brewing Company
Table 4: 2011 Full Year Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2011 Full Year	2010 Full Year
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	$674.0	$668.1
Per diluted share:	$3.62	$3.57
Add back/(less):
Pretax special items - net	12.3	21.3
Proportionate share of MillerCoors special items - net (1)	47.4	12.7
Gain related to Foster's total return swap (2)	(0.8)	(47.9)
Environmental litigation reserve (2)	0.2	(0.2)
Gain on sale of non-core real estate (2)	(1.0)	(0.5)
Basis amortization related to Sparks brand impairment (1)	(25.2)	-
Change in designation of cross currency swaps(2)	6.7	-
Unrealized loss related to commodity swaps (3)	4.6	-
One-time employee-related expense (4)	2.5	-
Tax effects related to special and other non-core items	(19.2)	13.4
Non-GAAP: Underlying after-tax income:	$701.5	$666.9
Per diluted share:	$3.76	$3.56
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income, net of tax effects of $0.2 million for full year 2011 and zero for full year 2010
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods sold
(4) $1.1 included in Cost of Goods Sold and $1.4 included in Marketing, General and Administrative Expenses

Molson Coors Brewing Company
Table 5: 2011 Full Year Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business					Total
	Canada	U.S.	U.K.	MCI	Corporate	Consolidated
U.S. GAAP: 2011 Full Year Income (loss) from continuing operations before income taxes	$474.9	$457.9	$99.3	$(33.3)	$(224.6)	$774.2
Add back/(less):
Pretax special items - net	11.6	-	(0.3)	1.0	-	12.3
Proportionate share of MillerCoors special items - net (1)	-	47.4	-	-		47.4
Basis amortization related to Sparks brand impairment (1)	-	(25.2)	-	-	-	(25.2)
Gain related to Foster's total return swap (2)	-	-	-	-	(0.8)	(0.8)
Environmental litigation reserve (2)	-	-	-	-	0.2	0.2
Gain on sale of non-core real estate (2)	-	-	-	-	(1.0)	(1.0)
Change in designation of cross currency swaps(2)	-	-	-	-	6.7	6.7
Unrealized loss related to commodity swaps (3)	-	-	-	-	4.6	4.6
One-time employee-related expense (4)	-	-	2.5	-	-	2.5
Non-GAAP: 2011 Full Year underlying pretax income (loss)	$486.5	$480.1	$101.5	$(32.3)	$(214.9)	$820.9
Percent change 2011 YTD vs. 2010 YTD underlying pretax income (loss)	3.3%	2.4%	3.2%	31.3%	-2.0%	3.3%
U.S. GAAP: 2010 Full Year Income (loss) from continuing operations before income taxes	$454.0	$456.1	$95.3	$(25.7)	$(170.7)	$809.0
Add back/(less):
Pretax special items - net	17.0	-	3.1	1.1	0.1	21.3
Proportionate share of MillerCoors special items - net (1)	-	12.7	-	-		12.7
Gain related to the Foster's total return swap (2)	-	-	-	-	(47.9)	(47.9)
Environmental litigation reserve (2)	-	-	-	-	(0.2)	(0.2)
Gain on sale of non-core real estate (2)	-	-	-	-	(0.5)	(0.5)
Non-GAAP: 2010 Full Year underlying pretax income (loss)	$471.0	$468.8	$98.4	$(24.6)	$(219.2)	$794.4
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income, net of tax effects of $0.2 million for full year 2011 and zero for full year 2010
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods sold
(4) $1.1 included in Cost of Goods Sold and $1.4 included in Marketing, General and Administrative Expenses

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 6: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Net Income Attributable to MillerCoors	$194.0	$144.2	$1,003.8	$1,057.0
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$81.5	$60.6	$421.6	$443.9
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	2.8	2.5	35.4	6.9
Add: Share-based compensation adjustment (2)	1.2	3.2	0.9	5.3
MCBC Equity Income in MillerCoors (U.S. GAAP)	$85.5	$66.3	$457.9	$456.1
Add: Proportionate share of MillerCoors special items (3)	-	0.9	47.6	12.7
(Less): Basis amortization associated with Sparks brand impairment (1)	-	-	(25.2)	-
(Less): Tax effect on special items (4)	-	-	(0.2)	-
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$85.5	$67.2	$480.1	$468.8

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $589 million as of December 31, 2011. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets. During the third quarter of 2011, MillerCoors recognized an impairment charge of $60.0 million associated with its Sparks brand intangible asset. Our portion, $25.2 million, or 42% of the charge, is offset by an adjustment to our basis amortization above. This adjustment represents accelerated amortization attributable to our proportionate share of the underlying basis of the asset class in which Sparks was contributed.
(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.
(3) MillerCoors special items were net charges of zero for Q4 2011, $2.2 million for Q4 2010, $113.4 million for the full year 2011 and $30.3 million for the full year 2010. MCBC's proportionate share equals 42% of these net special charges.
(4) The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose.

Molson Coors Brewing Company
Table 7: 2011 Q4 Worldwide Beer Volume
(In Millions of Hectoliters)
	Fourteen Weeks Ended	Thirteen Weeks Ended
	December 31, 2011	December 25, 2010	% Change

Financial Volume:	5.253	4.652	12.9%
Royalty Volume:	0.151	0.102	48.0%
Owned Volume:	5.404	4.754	13.7%
Proportionate Share of Equity Investment Sales-to-Retail(1):	6.798	7.139	(4.8%)
Total Worldwide Beer Volume:	12.202	11.893	2.6%

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments
(MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company
Table 8: 2011 Full Year Worldwide Beer Volume
(In Millions of Hectoliters)
	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	% Change

Financial Volume:	18.861	18.464	2.2%
Royalty Volume:	0.451	0.347	30.0%
Owned Volume:	19.312	18.811	2.7%
Proportionate Share of Equity Investment Sales-to-Retail(1):	29.046	29.878	(2.8%)
Total Worldwide Beer Volume:	48.358	48.689	(0.7%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments
(MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company and Subsidiaries
Table 9: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Volume in hectoliters	5.253	4.652	18.861	18.464

Sales	$1,395.6	$1,213.4	$5,169.9	$4,703.1
Excise taxes	(458.3)	(378.3)	(1,654.2)	(1,448.7)
Net sales	937.3	835.1	3,515.7	3,254.4
Cost of goods sold	(547.5)	(475.6)	(2,049.1)	(1,812.2)
Gross profit	389.8	359.5	1,466.6	1,442.2
Marketing, general and administrative expenses	(259.9)	(265.0)	(1,019.0)	(1,012.5)
Special items, net	(1.2)	0.2	(12.3)	(21.3)
Equity income in MillerCoors	85.5	66.3	457.9	456.1
Operating income	214.2	161.0	893.2	864.5
Interest expense, net	(26.2)	(25.7)	(108.0)	(99.4)
Other income (expense), net	(6.2)	(10.5)	(11.0)	43.9
Income from continuing operations before income taxes	181.8	124.8	774.2	809.0
Income tax expense	(9.0)	(14.1)	(99.4)	(138.7)
Income from continuing operations	172.8	110.7	674.8	670.3
(Loss) income from discontinued operations, net of tax	0.8	(1.5)	2.3	39.6
Net income	173.6	109.2	677.1	709.9
Less: Net income attributable to noncontrolling interests	(0.4)	0.6	(0.8)	(2.2)
Net income attributable to MCBC	$173.2	$109.8	$676.3	$707.7

Basic income (loss) per share:
From continuing operations attributable to MCBC	$0.95	$0.60	$3.65	$3.59
From discontinued operations attributable to MCBC	-	(0.01)	0.01	0.21
Basic net income per share	$0.95	$0.59	$3.66	$3.80

Diluted income (loss) per share:
From continuing operations attributable to MCBC	$0.95	$0.59	$3.62	$3.57
From discontinued operations attributable to MCBC	-	(0.01)	0.01	0.21
Diluted net income per share	$0.95	$0.58	$3.63	$3.78

Weighted average shares - basic	180.9	186.5	184.9	185.9
Weighted average shares - diluted	181.9	188.1	186.4	187.3

Dividends per share	$0.32	$0.28	$1.24	$1.08

Amount attributable to MCBC
Income from continuing operations, net of tax	$172.4	$111.3	$674.0	$668.1
(Loss) income from discontinued operations, net of tax	0.8	(1.5)	2.3	39.6
Net income attributable to MCBC	$173.2	$109.8	$676.3	$707.7

Molson Coors Brewing Company and Subsidiaries
Table 10: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Volume in hectoliters	2.226	2.099	8.850	8.922

Sales	$675.0	$620.1	$2,732.8	$2,555.6
Excise taxes	(165.1)	(153.7)	(665.5)	(617.4)
Net sales	509.9	466.4	2,067.3	1,938.2
Cost of goods sold	(264.2)	(235.6)	(1,087.8)	(969.6)
Gross profit	245.7	230.8	979.5	968.6
Marketing, general and administrative expenses	(115.2)	(121.7)	(485.6)	(491.1)
Special items, net	(1.0)	(0.1)	(11.6)	(17.0)
Operating income	129.5	109.0	482.3	460.5
Other income (expense), net	(0.6)	(2.8)	(7.4)	(6.5)
Income before income taxes	$128.9	$106.2	$474.9	$454.0

Molson Coors Brewing Company and Subsidiaries
Table 11: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Volume in hectoliters (1)	2.790	2.342	9.151	8.870

Sales (1)	$676.1	$568.3	$2,301.1	$2,058.9
Excise taxes	(286.2)	(222.3)	(967.6)	(824.0)
Net sales (1)	389.9	346.0	1,333.5	1,234.9
Cost of goods sold	(259.9)	(224.8)	(887.4)	(792.6)
Gross profit	130.0	121.2	446.1	442.3
Marketing, general and administrative expenses	(96.9)	(95.7)	(352.6)	(349.2)
Special items, net	0.1	0.6	0.3	(3.1)
Operating income	33.2	26.1	93.8	90.0
Interest income, net	1.6	1.6	6.3	6.7
Other income (expense), net	0.1	(0.2)	(0.8)	(1.4)
Income before income taxes	$34.9	$27.5	$99.3	$95.3

Notes:
(1) Reflects gross segment sales which include intercompany sales to MCI of 0.082 million hectoliters and $4.5 million of sales for the fourth quarter of 2011 and 0.152 million hectoliters and $9.0 million of sales for the full year 2011. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 12: Molson Coors International Results of Operations
(In Millions)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Volume in hectoliters	0.319	0.211	1.012	0.672

Sales	$48.7	$24.5	$143.7	$87.3
Excise taxes	(7.0)	(2.3)	(21.1)	(7.3)
Net Sales	41.7	22.2	122.6	80.0
Cost of goods sold (1)	(26.2)	(15.0)	(77.6)	(49.0)
Gross profit	15.5	7.2	45.0	31.0
Marketing, general and administrative expenses	(23.0)	(17.0)	(77.4)	(55.8)
Special items, net	(0.3)	(0.3)	(1.0)	(1.1)
Operating loss	(7.8)	(10.1)	(33.4)	(25.9)
Other income (expense), net	-	0.1	0.1	0.2
(Loss) income before income taxes	$(7.8)	$(10.0)	$(33.3)	$(25.7)

Notes:
(1) Reflects gross segment amounts which include intercompany cost of goods sold from the U.K. of $4.5 million for the fourth quarter of 2011 and $9.0 million for the full year 2011. The offset is included within U.K. net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 13: Corporate Results of Operations
(In Millions)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Volume in hectoliters	0.000	0.000	0.000	0.000

Sales	$0.3	$0.5	$1.3	$1.3
Excise taxes	-	-	-	-
Net Sales	0.3	0.5	1.3	1.3
Cost of goods sold	(1.7)	(0.2)	(5.3)	(1.0)
Gross profit	(1.4)	0.3	(4.0)	0.3
Marketing, general and administrative expenses	(24.8)	(30.6)	(103.4)	(116.4)
Special items, net	-	-	-	(0.1)
Operating loss	(26.2)	(30.3)	(107.4)	(116.2)
Interest expense, net	(27.8)	(27.3)	(114.3)	(106.1)
Other income (expense), net	(5.7)	(7.6)	(2.9)	51.6
(Loss) income before income taxes	$(59.7)	$(65.2)	$(224.6)	$(170.7)

MillerCoors LLC (1)
Table 14: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Volume in hectoliters	17.602	17.662	76.652	78.823

Sales	$2,029.7	$1,997.9	$8,763.3	$8,817.7
Excise taxes	(275.8)	(278.2)	(1,213.1)	(1,247.1)
Net sales	1,753.9	1,719.7	7,550.2	7,570.6
Cost of goods sold	(1,102.8)	(1,096.2)	(4,647.9)	(4,686.3)
Gross profit	651.1	623.5	2,902.3	2,884.3
Marketing, general and administrative expenses	(455.1)	(472.5)	(1,768.6)	(1,775.1)
Special items, net	-	(2.2)	(113.4)	(30.3)
Operating income	196.0	148.8	1,020.3	1,078.9
Other income (expense), net	0.7	(1.1)	1.2	2.4
Income before income taxes	196.7	147.7	1,021.5	1,081.3
Income tax expense	(1.5)	(1.7)	(7.5)	(7.6)
Net income	195.2	146.0	1,014.0	1,073.7
Less: Net income attributable to noncontrolling interests	(1.2)	(1.8)	(10.2)	(16.7)
Net income attributable to MillerCoors	$194.0	$144.2	$1,003.8	$1,057.0

Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 15: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	December 31, 2011	December 25, 2010
Assets

Cash and cash equivalents	$1,078.9	$1,217.6
Receivables, net	726.0	729.5
Inventories, net	207.2	195.0
Other, net	105.9	78.8
Total current assets	2,118.0	2,220.9

Properties, net	1,430.1	1,388.7
Goodwill and intangibles, net	6,039.3	6,144.2
Investment in MillerCoors	2,487.9	2,574.1
Other, net	348.5	369.7
Total assets	$12,423.8	$12,697.6

Liabilities and Equity

Accounts payable	$301.2	$268.2
Accrued expenses and other, net	929.1	1,064.6
Current portion of long-term debt and short-term borrowings	46.9	1.1
Total current liabilities	1,277.2	1,333.9

Long-term debt	1,914.9	1,959.6
Pension and post-retirement benefits	697.5	458.6
Other, net	844.0	1,102.9
Total liabilities	4,733.6	4,855.0

Total MCBC stockholders' equity	7,647.9	7,798.8
Noncontrolling interests	42.3	43.8
Total equity	7,690.2	7,842.6
Total liabilities and equity	$12,423.8	$12,697.6

Molson Coors Brewing Company and Subsidiaries
Table 16: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2011	December 25, 2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$677.1	$709.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	217.1	202.3
Equity Income in MillerCoors	(457.9)	(456.1)
Distributions from MillerCoors	457.9	456.1
Change in working capital and other, net	(26.1)	(162.5)
Net cash provided by operating activities	$868.1	$749.7

Cash flows from investing activities:
Additions to properties	$(235.4)	$(177.9)
Proceeds from sales of properties and intangible assets	4.6	5.2
Acquisition of businesses, net of cash acquired	(41.3)	(19.8)
Proceeds from settlement of derivative instruments	15.4	35.1
Payment on discontinued operations	-	(96.0)
Investment in MillerCoors	(800.1)	(1,071.2)
Return of capital from MillerCoors	782.7	1,060.3
Investment in and advances to an unconsolidated affiliate	(83.2)	-
Other, net	19.2	(3.1)
Net cash used in investing activities	$(338.1)	$(267.4)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$11.6	$38.5
Dividends paid	(228.1)	(201.1)
Payments for purchase of treasury stock	(321.1)	-
Net borrowings of debt	(14.0)	189.1
Payments on settlements of debt-related derivatives	(104.5)	(42.0)
Other, net	(9.0)	7.9
Net cash used in financing activities	$(665.1)	$(7.6)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(135.1)	$474.7
Effect of foreign exchange rate changes on cash and cash equivalents	(3.6)	8.7
Balance at beginning of year	1,217.6	734.2
Balance at end of period	$1,078.9	$1,217.6

CONTACT:
Molson Coors Brewing Company
News Media:
Colin Wheeler, 303-927-2443
or
Investor Relations:
Dave Dunnewald, 303-927-2334